As filed with the Securities and Exchange Commission on December 7, 2005.
Registration No. 333-127463

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYNOSURE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3845	04-3125110
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
5 Carlisle Road
Westford, MA 01886
(978) 256-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Davin
President and Chief Executive Officer
Cynosure, Inc.
5 Carlisle Road
Westford, MA 01886
(978) 256-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David E. Redlick, Esq. David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-127463) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers Inc. filing fee.

Amount

Securities and Exchange Commission registration fee	$8,828
National Association of Securities Dealers, Inc. fee	8,000
Nasdaq Stock Market listing fee	100,000
Accountants’ fees and expenses	600,000
Legal fees and expenses	1,050,000
Blue Sky fees and expenses	10,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	250,000
Miscellaneous	68,172

Total Expenses	$2,100,000

Item 14.	Indemnification of Directors and Officers
      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cynosure) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Cynosure, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), liability, loss, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cynosure to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Cynosure, or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of Cynosure, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to us, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expense (including attorney’s fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, Indemnitee shall be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
      We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
      In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities
      Set forth below is information regarding shares of common stock issued, and options granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
      (a) Issuances of Capital Stock

1. In November 2003, we issued an aggregate of 3,499 shares of class B common stock to El.En. for no consideration pursuant to an anti-dilution protection we provided to El.En.

2. From September through November 2004, we issued an aggregate of 789,947 shares of class B common stock at an approximate price per share of $2.67 to individual investors, including certain of our executive officers and El.En. The shares issued to our executive officers were issued in consideration of the performance of services, for which we recorded compensation expense in the amount of $3.00 per share, and were not issued for cash.

3. In April 2005, we issued an aggregate of 495,000 shares of our class B common stock at a price per share of $3.00 to individual investors, including certain of our executive officers.
      No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required.
      (b) Stock Option Grants
      From the period beginning August 10, 2002 through December 6, 2005, we have granted stock options under our stock option plans for an aggregate of 1,808,659 shares of class B common stock (net of exercises, expirations and cancellations) at exercise prices of $3.00 to $4.50 per share. During the same period, no options to purchase stock were exercised.
      The issuances of stock options and the shares of common stock issuable upon the exercise of the options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16.	Exhibits
      The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts on the 6th day of December, 2005.

CYNOSURE, INC.

By:	/s/ Michael R. Davin

Michael R. Davin
President, Chief Executive Officer and Chairman of the Board of Directors
      Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Michael R. Davin Michael R. Davin		President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 6, 2005

/s/ Timothy W. Baker Timothy W. Baker		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 6, 2005

* Ettore V. Biagioni		Director	December 6, 2005

* Andrea Cangioli		Director	December 6, 2005

* Paul F. Kelleher		Director	December 6, 2005

* Leonardo Masotti		Director	December 6, 2005

* Thomas H. Robinson		Director	December 6, 2005

* George J. Vojta		Director	December 6, 2005

*By:	/s/ Timothy W. Baker Timothy W. Baker Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
3	.1*	Certificate of Incorporation of the Registrant, as amended
3	.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering
3	.3*	Bylaws of the Registrant
3	.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering
4	.1*	Specimen certificate evidencing shares of class A common stock
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10	.1*	1992 Stock Option Plan
10	.2*	2004 Stock Option Plan, as amended
10	.3*	2005 Stock Incentive Plan
10	.4*	Employment Agreement, dated September 2003, between the Registrant and Michael Davin
10	.5*	Employment Agreement, dated January 1, 2003, between the Registrant and George Cho
10	.6*	Employment Agreement, dated September 2003, between the Registrant and Douglas Delaney
10	.7†*	Distribution Agreement, effective as of January 1, 2005, between the Registrant and El.En. S.p.A.
10	.8†*	Distribution Agreement, effective as of January 1, 2005, between the Registrant and El.En. S.p.A.
10	.9*	Promissory Note, dated October 1, 2004, between the Registrant and El.En. S.p.A.
10	.10*	Lease, dated January 31, 2005, between Glenborough Fund V, Limited Partnership and the Registrant
10.11		Form of Reimbursement Agreement among the Registrant, El.En. S.p.A. and BRCT, Inc.
10	.12*	Option Agreement, dated December 17, 2003, between El.En. and Michael Davin
10	.13*	Option Agreement, dated May 13, 2005, between El.En. and Michael Davin
21.1		Subsidiaries of the Registrant
23	.1*	Consent of Ernst & Young LLP
23	.2*	Consent of T. James Hammond, CPA
23	.3*	Consent of Lattimore Black Morgan & Cain, PC
23.4		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney of Ettore Biagioni, Andrea Cangioli, Paul Kelleher, Leonardo Masotti, Thomas Robinson and George Vojta

*	Previously filed.

†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.